                                                                 EXHIBIT 3.15(f)

                                                                        4099 439
                                                                         1-12-99

                            WILLIAMSBURG MOTORS, INC.

                              ARTICLES OF AMENDMENT

      WILLIAMSBURG MOTORS, INC., a Maryland corporation, having its principal office at 307 International Circle, Hunt Valley, Maryland, 21030, (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (hereinafler referred to as the "Department") that:

      FIRST: The Articles of Incorporation are hereby amended by adding to Article THIRD the following new section:

      11. To act as an insurance agency to sell life, accident and health insurance and extended warranty coverage to customers of the Corporation.

IN WITNESS WHEREOF, WILLIAMSBURG MOTORS, INC., has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunder affixed and attested by its Assistant Secretary on this 7th day of January, 1998, and its Vice President acknowledges that these Articles of Amendment are the act and deed of Williamsburg Motors, Inc. and under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


ATTEST:                                   WILLIAMSBURG MOTORS. INC


/s/ Michael P. Sawicki                    By /s/ Joseph W. Weikel
---------------------------------------      ---------------------------------
Michael P. Sawicki, Assistant Secretary      Joseph W. Weikel, Vice President

                  I.D. NO# D1483742
                  ACKN. NO. - 146C3127600
                  WILLIAMSBURG MOTORS, INC.

                  01/12/99 AT 12:32 P.M.


                    [STAMP ILLEGIBLE]